                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

 Nissenson                             Guy
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   (Last)                            (First)              (Middle)

 Xfone Inc.
 c/o Swiftnet Ltd. Britannia House
 960 High Road
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                                    (Street)

 London, United Kingdom  N12 9RY
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     1/30/2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

 Xfone, Inc.
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
          President
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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                 3. Ownership Form:
                        2. Amount of Securities     Direct (D) or
1. Title of Security       Beneficially Owned       Indirect (I)    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)              (Instr. 4)               (Instr. 5)         (Instr. 4)
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   Common Stock             720,336                     I              Shares are owned through Campbeltown Business
                                                                       Ltd. which is owned by Guy Nissenson and his
                                                                       family members.
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If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                3. Title and Amount of                5. Owner-
                                                   Securities Underlying                 ship
                                                   Derivative Security                   Form of
                        2. Date Exercisable        (Instr. 4)                            Derivative
                           and Expiration Date  ------------------------  4. Conver-     Security:
                           (Month/Day/Year)                      Amount      sion or     Direct     6. Nature of
                        ----------------------                   or          Exercise    (D) or        Indirect
                         Date       Expira-                      Number      Price of    Indirect      Beneficial
1. Title of Derivative   Exer-      tion                         of          Derivative  (I)           Ownership
   Security (Instr. 4)   cisable    Date         Title           Shares      Security    (Instr. 5)    (Instr. 5)
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 OPTION TO PURCHASE      July 30,   December 31,                10% of total             Indirect      Options are held by
 COMMON STOCK            2001       2005                        outstanding                            Campbeltown
                                                                shares                                 Business Ltd. which
                                                                                                       is owned by Guy
                                                                                                       Nissenson
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Explanation of Responses:

/s/ Guy Nissenson                                              2/21/02
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      **Signature of Reporting Person                             Date

**      Intentional misstatements or omissions of facts constitute Federal
        Criminal Violations.

        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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